EXHIBIT 4

STOCK BUY-SELL AGREEMENT

     This Stock Buy-Sell Agreement (“Agreement”) is entered into by and among R. Michael Mondavi; Marcia Mondavi Borger; Timothy J. Mondavi; R. Michael Mondavi, Timothy J. Mondavi and Clifford Adams, as trustees of the Marjorie Mondavi Trust (“Trust”); Robert Mondavi; and The Robert Mondavi Corporation, a California corporation (the “Company”), as of the 1st day of March, 1982. The parties to this Agreement hereby RECITE and AGREE as follows:

RECITALS

     A. The Company is authorized to issue three classes of shares, designated “Preferred Stock,” “Voting Common Stock” and “Non-Voting Common Stock,” respectively.

      B. There are issued and outstanding the following shares of the Company:

Shareholder	Class of Company Shares	Number of Company Shares	Percentage of Class

Robert Mondavi	Preferred	130,000	100.0%
	Non-Voting Common	12,000	40.0%
	Voting Common	38,610	23.4%

Trust	Non-Voting Common	18,000	60.0%
	Voting Common	65,621	39.9%

R. Michael Mondavi	Voting Common	22,266	13.5%

Marcia Mondavi Borger	Voting Common	19,053	11.6%

Timothy J. Mondavi	Voting Common	19,053	11.6%

      C. The foregoing constitute all of the issued and outstanding shares of the Company.

      D. It is in the best interests of the Company and its shareholders to make provision for the future disposition of shares of Company Stock.

AGREEMENT

     1. Definition of Shareholder. The term “Shareholder” or “Shareholders” as used in this Agreement means (i) those persons who presently own shares of Company stock and who are parties to this Agreement and (ii) any other person to whom shares of Company stock may be transferred hereafter, including, without limitation, the grantor of any trust owning shares of Company stock which are included in the grantor’s estate for federal estate tax purposes. Any transferee of Company shares shall automatically take and hold them subject to all of the provisions of this Agreement.

      2. Restrictions on Shares.

           (a) None of the shares of Company stock of any Shareholder nor any right, title, or interest therein, whether now owned or hereafter acquired, shall be sold, assigned, transferred, pledged, or otherwise disposed of or encumbered, voluntarily or involuntarily, or by operation of law, except in accordance with the provisions of this Agreement. Any sale, assignment, transfer, pledge, encumbrance or other disposition of shares or Company stock contrary to the provisions hereof shall be void.

           (b) Any other provision hereof notwithstanding, an individual Shareholder may, without complying with the restrictions hereinbelow, make an inter vivos or testamentary transfer of some or all of his Company shares (i) directly to or in trust for one or more of the issue of Robert and Marjorie Mondavi (“issue” as used herein shall include children adopted during their minority), (ii) to a trust in which the Shareholder retains a life interest, provided that the sole residuary beneficiaries of the trust are issue of Robert and Marjorie Mondavi, and/or (iii) to a trust in which the Shareholder’s spouse is given a life interest, provided the sole residuary beneficiaries of the trust are issue or Robert and Marjorie Mondavi. In each such case, however, the Company stock so transferred shall be subject to the terms of this Agreement and any other or further transfer of such Company stock shall be permitted only after compliance with all of the restrictions contained herein.

      3. First Option.

           (a) In the event a Shareholder (“Offering Shareholder”) wishes to sell, assign, transfer, pledge, encumber or make any other disposition of some or all of his Company shares in any manner not specifically permitted under subparagraph 2(b) above (including a situation where a Shareholder separates from his or her spouse or his or her marriage is dissolved, and an interest (including any then existing community or quasi-community interest) in the Shareholder’s Company shares, other than a life estate as contemplated under subparagraph 2(b) above, is proposed to be conveyed to or retained by such Shareholder’s spouse as part of the division of their marital estate), or if a Shareholder makes a testamentary disposition of any or all of his Company shares, or such Company shares pass by intestacy, in any manner not specifically permitted above, then, and in each such case, such Offering Shareholder (this term to refer also, where applicable, to the transferee under the Offering

Shareholders will or by the laws of intestacy) shall offer the Company shares in question first to the Company and then to the other Shareholders in the manner hereinafter provided. (For convenience, the term “transfer” is used hereinafter to refer to any sale, assignment, transfer, pledge, encumbrance or other disposition of shares of Company stock.)

           (b) The Offering Shareholder shall notify the Company in writing of his intention to transfer, or permit his spouse to retain other than a life estate in, any or all of his Company shares, the identity of the proposed transferee, the price of and terms of payment for such Company shares (if applicable) and all other material terms and conditions of the proposed transaction.

           (c) Company shall have an option, exercisable by giving written notice within thirty (30) days of receipt of the Offering Shareholder’s notice, to purchase the Company shares proposed to be transferred for their fair market value. If the Company exercises this option as to all or any part of such Company shares, it shall state in its notice of exercise its opinion of the fair market value of such Company shares. If the Offering Shareholder (and, in the case of the offering Shareholder’s separation or the dissolution of his or her marriage, the Offering Shareholder’s spouse) agrees with such opinion, the valuation shall also be binding upon any and all other Shareholders who may purchase any part of the Company shares proposed to be transferred which are not purchased by the Company, as hereinbelow provided. If the Offering Shareholder (and, in the case of the Offering Shareholders’ separation or the dissolution of his or her marriage, the Offering Shareholder’s spouse) does not agree with the Company’s opinion of the fair market value of the Company shares, then the valuation issue shall be submitted to arbitration. The Offering Shareholder and the Company shall select a mutually agreeable arbitrator within ten (10) days of the Company’s notice of exercise. If they are unable to agree upon an arbitrator within that period, the arbitrator shall be appointed by the Presiding Judge of the Napa County Superior Court on the application of any party hereto. The Arbitrator shall value the Company as a whole, taking into account its tradename, goodwill and other similar intangible assets, and the value of each share of Company stock shall be deemed to be its proportionate share of the total value of the Company. The limited market for the Company’s securities shall be taken into consideration, but not discount shall be made for minority interests. The arbitrator shall render his decision within forty-five (45) days of his appointment and his decision shall be binding on the Company, the Offering Shareholder (and his or her spouse) and all other Shareholders.

            (d) If the Company does not exercise this option as to all of the Company shares proposed to be transferred, the Company shall, within five (5) days after expiration of the Company’s thirty (30) day option period, notify the other Shareholders of the number of Company shares which the Company does not elect to purchase and, if the Company elects to purchase part of the Company shares proposed to be transferred, (i) the fair market value of such shares as agreed to by the Company and the Offering Shareholder, or (ii) that the valuation issue is being referred to arbitration.

           (e) For fifteen (15) days after receipt of notice from the Company, each of the other Shareholders shall have an option to purchase his

“proportionate part” of the Company shares proposed to be transferred which are not purchased by the Company. “Proportionate part,” as used herein, shall mean that number of the Company shares proposed to be transferred which are not purchased by the Company, that is equal to the number of Company shares owned by each of the other Shareholders, divided by the number of Company shares owned by all other Shareholders, provided that if any of such Company shares are not purchased by the Shareholder first entitled thereto, the “proportionate part” of each of the other Shareholders shall be calculated without reference to the number of Company shares owned by such declining Shareholder.

           (f) If the Company does not elect to purchase any of the Company shares proposed to be transferred, the Offering Shareholder and the other Shareholders who elect to purchase their proportionate parts of such Company shares shall agree on a valuation or the valuation issue shall be arbitrated in accordance with the procedure set out above. If the Company and/or other Shareholders elect to purchase all of the Company shares proposed to be transferred, the closing of the sale and purchase thereof shall take place within thirty (30) days following expiration of the fifteen (15) day option period allowed to the other Shareholders (or, if arbitration is required, within thirty (30) days of the arbitrator’s decision). The purchase price of the Company shares in question shall be payable ten percent (10%) in cash through the closing and the balance in twenty (20) equal quarterly installments of principal, together with interest on the unpaid principal balance at the Bank of America prime rate of interest, calculated from the closing and adjusted on each successive anniversary date thereof. The buyer or buyers shall deliver a promissory note or notes representing the balance of the purchase price through the closing. Such note or notes

(i) shall provide for a grace period of thirty (30) days, (ii) shall be prepayable at any time in whole or from time to time in part without penalty, and (iii) shall provide for acceleration of the entire unpaid obligation should there be a default in the payment of any quarterly installment. The Offering Shareholder shall deliver the appropriate share certificate(s), duly endorsed for transfer, to the Secretary of the Company through the closing and they shall be held by the Secretary as collateral security for the payment of the notes which are issued pursuant hereto, in accordance with the provisions of the form of Pledge Agreement attached hereto as Exhibit B. Each buyer shall execute and deliver a copy of the Pledge Agreement through the closing.

           (g) If the Company and/or the other Shareholders do not purchase all of the Company shares proposed to be transferred, such Company shares may be transferred in accordance with the Offering Shareholder’s notice to the Company, but in any event the transferee (including the Offering Shareholder’s spouse) shall take and hold such Company shares subject to all of the provisions hereof.

           (h) Any cash dividend declared but unpaid on shares purchased by the Company and/or other Shareholders but having a record date prior to the closing shall belong to the Offering Shareholder.

      4. Section 303 Redemption.

            (a) In case of the death of R. Michael Mondavi, Timothy J. Mondavi or Marcia Mondavi Borger (or their respective spouses or issue while such spouses or issue are Shareholders), the Company shall, at the option of the estate of such deceased Shareholder, redeem, in one or more redemptions, the maximum number of Company shares of such deceased Shareholder which is permissible under

Section 303 of the Internal Revenue Code of 1954, as amended (the “Code”), or a similar successor statute, on the terms and conditions set forth below. In case of the death of any other Shareholder, including without limitation Robert Mondavi or Marjorie Mondavi, the Company agrees to redeem and the estate of such other deceased Shareholder shall sell, in one or more redemptions, the maximum number of Company shares of such other deceased Shareholder which is permissible under Section 303 of the Code, or a similar successor statute, on the terms and conditions contained in the remaining subparagraphs of this paragraph 4.

           (b) In all cases contemplated under the above subparagraph (a), the shares shall be redeemed (i) at the earliest time or times consistent with not accelerating any unpaid death taxes which may be payable over an extended period as provided by Section 6166 of the Code, or a similar successor statute, (ii) upon sixty (60) days’ notice given to the Company by the deceased Shareholder’s executor of the sum of money needed from time to time to pay such death taxes.

           (c) Notwithstanding the foregoing subparagraph (b), the executor of the deceased Shareholder may, at any time or from time to time, at his option, accelerate the time for redemption of all or part of the deceased Shareholder’s shares by giving ninety (90) days’ notice to the Company.

           (d) The redemption price for each share redeemed will be the date of death value thereof as finally determined for federal estate tax purposes. Before such value is finally determined, the redemption price will be the value claimed on the federal estate tax return of the deceased, subject to adjustment in cash upon final determination. For shares redeemed after the due date for filing the federal estate tax return, the redemption price will increase by 1½% of the date of death value for every three-month period elapsed after the filing date for such return.

            (e) For redemptions under subparagraph (b), the full redemption price will, unless otherwise agreed to by the Company and the deceased Shareholder’s executor, be paid in cash against delivery of the appropriate share certificate(s), duly endorsed for transfer, to the Company. For redemptions under subparagraph (c), the redemption price will be paid ten percent (10%) in cash and the balance by a promissory note payable in twenty (20) equal quarterly installments of principal, with interest on the unpaid principal balance at the Bank of America prime rate of interest, calculated from the date thereof. Each such note shall contain the additional provisions of the note(s) provided for in subparagraph 3(f) below.

            (f) Notwithstanding any other provisions herein contained, the Company at its option may distribute assets of the Company to the estate of the deceased Shareholder in satisfaction of the whole or any part of the Company’s obligations under this paragraph 4, at the fair market value of such assets as agreed to by the Company and the deceased Shareholder’s estate or, failing their agreement, as determined by arbitration had in accordance with the provisions of subparagraph 3(c).

            (g) As to Company stock of a deceased Shareholder which is not redeemed by the Company pursuant to this paragraph 4, the provisions of paragraph 3 above shall apply.

     5. Dispositions by Will. Each Shareholder shall execute a last will and testament including provisions which in substance and effect provide the following:

           (a) A reference to this Agreement, directing and authorizing his executors to carry out the terms of this Agreement.

            (b) Any shares of the deceased Shareholder not purchased by the Company or the other Shareholders in furtherance of this Agreement shall be devised to one or more of the issue of said deceased Shareholder (if any) and said shares shall be subject to the terms of this Agreement.

            (c) If the deceased Shareholder has no issue, he may devise the shares of Company stock to one or more of the issue of Robert and Marjorie Mondavi, or if there are no such issue, he may divide such shares at will, provided, however, said shares shall be subject to the terms of this Agreement.

            (d) Failure to execute such a will, however, shall not affect the rights or obligations of any party to this Agreement.

     6. Legends. Immediately following the execution of this Agreement each Shareholder shall deliver all stock certificates representing his shares of Company stock to the Secretary of the Company and the following legend shall be placed thereon:

The transfer of these shares is restricted by the provisions of a Stock Buy-Sell Agreement among the Company and its shareholders dated as of_____ , 1982, a copy of which may be inspected at the principal office of the Companys, and all the provisions of which are incorporated by reference in this certificate.

     7. New Shares and New Stockholders. So long as this Agreement remains in effect, any sale or other transfer of shares of Company stock to new Shareholders where permitted hereunder shall be made subject to the terms and conditions of this Agreement, and the Company shall require each new Shareholder to whom shares of stock are subsequently issued to execute, prior to issuance, an agreement in substantially the form of this Agreement, or incorporating the terms and conditions hereof, and shall require the spouse of any such Shareholder to execute a consent of spouse in the form attached hereto as Exhibit B. Any additional Company shares hereafter issued to a Shareholder (including shares issued as a stock dividend or upon a stock split, reverse stock split or any exchange of the Company’s issued and outstanding common stock for other securities of the Company) and the shares of any other corporation which may be issued in exchange for all of the issued and outstanding shares of the Company shall automatically be subject to the provisions hereof.

     8. Amendment. This Agreement may be amended only upon the written consent of all Shareholders and the Company.

     9. Termination. This Agreement shall terminate upon (i) the written agreement of all Shareholders and the Company, or (ii) upon the dissolution, bankruptcy or insolvency of the Company.

     10. Attorneys’ Fees. If legal action is required to enforce or interpret any provisions of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys’ fees in addition to any other relief to which he may be entitled.

     11. Administrative Requirements. The Company agrees to apply for, and use its best efforts to obtain, all governmental and administrative approvals required in connection with the purchase and sale of shares under this Agreement. The parties agree to cooperate in obtaining the approvals and to execute any and all documents that may be required to be executed by them in connection therewith. The Company shall pay all costs and filing fees in connection with obtaining such approvals.

      12. Miscellaneous.

            (a) This Agreement constitutes the entire agreement of the parties respecting the matters covered hereby.

            (b) This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.

            (c) Any notice which may be given by any party in connection herewith shall be in writing and shall be either personally delivered or sent by certified mail, postage prepaid, to all other parties at Robert Mondavi Winery, 7801 St. Helena Highway, Oakville, California 94562, with a copy to Clifford S. Adams, Esq., 601 Montgomery Street, Suite 707, San Francisco, California 94111, or such other place as a party designates in writing. Addresses of persons becoming Shareholders after the date of this Agreement shall be maintained and available at the corporate offices of the Company.

           (d) This Agreement shall be governed by and construed in accordance with the laws of the State of California.

           (e) The parties agree to execute such documents and instruments and take all other action which may be necessary to carry this Agreement into effect.

           (f) If any provision of this Agreement shall be invalid or unenforceable, it shall not affect the remaining provisions which shall be interpreted and enforced as if the invalid provision were not a part of this Agreement.

           (g) This Agreement may be executed in counterparts, each of which shall be deemed an original Agreement, but which shall together constitute one and same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

/s/ Michael Mondavi	/s/ R. Michael Mondavi

Michael Mondavi	R. Michael Mondavi, Trustee of the Marjorie Mondavi Trust

/s/ Timothy J. Mondavi	/s/ Timothy J. Mondavi

Timothy J. Mondavi	Timothy J. Mondavi, Trustee of the Marjorie Mondavi Trust

/s/ Marcia Mondavi Borger	/s/ Clifford S. Adams

Marcia Mondavi Borger	Clifford S. Adams, Trustee of the Marjorie
Mondavi Trust

THE ROBERT MONDAVI CORPORATION,
a California corporation

By /s/ Robert Mondavi

/s/ Robert Mondavi

Robert Mondavi

Consent of Marjorie Mondavi

The undersigned, Marjorie Mondavi, as grantor and the primary beneficiary of the Marjorie Mondavi Trust, hereby approves of and consents to the Trustees of such Trust entering into the foregoing Agreement with respect to all of the shares of stock of The Robert Mondavi Corporation held by the Trust, and the undersigned agrees to be bound by all of the provisions of the Agreement.

/s/ Marjorie Mondavi

Marjorie Mondavi

EXHIBIT A

Consent of Spouse

     The undersigned, being a spouse of one of the parties to the foregoing Stock Buy-Sell Agreement dated June 24, 1982, acknowledges that he/she has read and knows the contents of said Agreement, and hereby agrees to be bound by all of its terms and conditions with respect to any interest which he/she now has, or may hereafter acquire, in the shares of capital stock of The Robert Mondavi Corporation, whether such interest be his/her separate or community property.
/s/ Thomas P. Borger

EXHIBIT B

Consent of Spouse

     The undersigned, being a spouse of one of the parties to the foregoing Stock Buy-Sell Agreement dated ______________ , 19___, acknowledges that he/she has read and knows the contents of said Agreement, and hereby agrees to be bound by all of its terms and conditions with respect to any interest which he/she now has, or may hereafter acquire, in the shares of capital stock of The Robert Mondavi Corporation, whether such interest be his/her separate or community property.

EXHIBIT B

PLEDGE AGREEMENT

      1. In accordance with the provisions of sub-paragraph 3(f) of the Stock Buy-Sell Agreement dated as of _______ , 1982, among The Robert Mondavi Corporation (the “Company”) and its shareholders, the undersigned Seller is herewith delivering to the Secretary of the Company, as pledgeholder, the shares of Company stock which are described in Exhibit A hereto (“Shares”), to be held by the Secretary as collateral security for the payment of the undersigned Buyer’s promissory note of even date herewith (the “Note”) which is being made and delivered by Buyer to Seller on account of the purchase price of such Shares.

     2. The Shares shall remain registered to the name of Seller for the duration of this pledge, and in the event that the Seller receives any stock dividends, additional securities or other property in respect of the Shares, then the Seller will likewise immediately deliver the same to the Secretary to be held by the Secretary hereunder in the same manner as said Shares. (The Shares and all money and property which may hereafter be assigned, transferred to and pledged with the Secretary under this paragraph is hereinafter sometimes referred to as “Collateral.”)

     3. So long as the Note is not in default, Buyer shall have the right to vote the Shares. Upon an “event of default,” as defined below, Seller shall, in addition to any other rights it may have, be entitled to vote the Shares.

     4. Buyer agrees to pay prior to delinquency all taxes, charges, liens and assessments against the Collateral, and upon the failure of Buyer to do so Seller at his option may pay any or all of them and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same.

     5. All advances, charges, costs and expenses, including reasonable attorney’s fees, incurred or paid by Seller in exercising any right, power or remedy conferred by this Agreement, or in the enforcement thereof, shall become a part of the indebtedness secured hereby and shall be paid to Seller by Buyer immediately and without demand with interest thereon at the rate of six percent (6%) per annum commencing on the date that Seller makes any such expenditure.

     6. Immediately upon full payment of the Note by Buyer, Seller shall cause the Secretary to transfer the Collateral and all rights associated therewith to Buyer.

     7. The occurrence of any one or more of the following shall constitute an event of default hereunder: (a) non-payment of any part or all of the Note at the time specified therein; (b) the levy of any attachment, execution or other process against any of the Collateral; or (c) the insolvency or failure in business of, or the commission of any act of bankruptcy, general assignment for the benefit of creditors, or filing of any petition for bankruptcy or for relief under the provisions of the National Bankruptcy Act by, or adjudication in bankruptcy against, Buyer.

     8. Upon an event of default, Seller, without notice to or demand on Buyer and in addition to all other rights and remedies, may, at his option, exercise any one or more of the following remedies:

           (a) Declare without presentment that the Note is immediately due and payable.

           (b) Sue Buyer on the Note and foreclose or otherwise enforce the security interest granted hereby in the Collateral by any available judicial procedure, Buyer to be liable for any remaining deficiency.

           (c) Retain the Collateral in satisfaction of the Note, and have it transferred to Seller’s name.

           (d) Subject to any restrictions on the sale of the Collateral contained in the Company’s Articles of Incorporation or By-laws or as provided by any law, or by any rule or regulation of any public agency, or any other agreement restricting the sale of Company stock to which Seller is a party, publicly or privately sell or otherwise dispose of the Collateral, and apply the proceeds thereof to: (i) the reasonable expenses of preparing for sale and selling the Collateral, plus (ii) attorney’s fees, legal expenses and costs incurred by Seller in Seller’s exercise of his powers hereunder, plus (iii) the Note. Buyer shall be liable for the immediate payment of any deficiency remaining after the application of the proceeds of such sale or disposition to the sum of items (i), (ii) and (iii).

           (e) Pursue any other remedy now or hereafter provided at law or in equity.

     9. Seller may at any time cause the Collateral or any part thereof to be delivered to Buyer and the receipt of same by Buyer shall be a complete and full acquittance for the Collateral so delivered, and Seller shall thereafter be discharged from any liability or responsibility therefore.

     10. If the Seller negotiates the Note, then, subject to any restriction on the transfer of the Shares imposed by any state or federal law or any rule or regulation of any public agency or any other agreement restricting the transfer of such Shares, Seller may transfer all or any part of the Collateral and shall be fully discharged thereafter from all liability and responsibility with respect to such Collateral so transferred, and the transferee shall be vested with all the rights and powers of Seller hereunder with respect to such Collateral so transferred; but with respect to any Collateral not so transferred Seller shall retain all rights and powers hereby given.

     11. Until the Note shall have been paid in full or cancelled and extinguished, the power of sale and all other rights, powers and remedies granted to Seller hereunder shall continue to exist and may be exercised by Seller at any time and from time to time irrespective of the fact that enforcement of the Note may have become barred by any statute of limitations, or that the liability of Buyer thereon may have ceased.

     12. The rights, powers and remedies given to Seller by this Agreement are cumulative and shall be in addition to all rights, powers and remedies given to Seller by virtue of any statute or rule of law. Any forebearance or failure or delay by Seller in exercising any right, power or remedy hereunder shall not be deemed to be a waiver of such right, power or remedy, and any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof; and every right, power and remedy of Seller shall continue in full force and effect until such right, power or remedy is specifically waived by an instrument in writing executed by Seller.

      13. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors in interest.

      14. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

      15. This Agreement may be amended only by a writing signed by the party against whom such amendment is sought to be enforced.

      IN WITNESS WHEREOF, the parties have executed this Agreement the ____ day of _____________, 19___.

BUYER:	SELLER:

FIRST AMENDMENT TO STOCK BUY-SELL AGREEMENT

     This First Amendment (this “Amendment”) to the Stock Buy-Sell Agreement dated as of March 1, 1982 (the “Agreement”) by and among R. Michael Mondavi, Marcia Mondavi Borger, Timothy J. Mondavi, Robert Mondavi (collectively, the “Shareholders”) and The Robert Mondavi Corporation, a California corporation (the “Company”), is made and entered into as of March 8, 1993. The parties to this Amendment hereby recite and agree as follows:

RECITALS

     A. On February 26, 1993, the Company affected a recapitalization (the “Recapitalization”) which changed the character and amount of capital stock held by each of the Shareholders in the Company. As a result of the Recapitalization, the Shareholders of the Company now hold the following shares, which represent all of the issued and outstanding shares of the Company’s capital stock as of the date of this Amendment:

Shareholder	Class of Company Shares	Number of Shares

Robert Mondavi	Series A Preferred	130,000
	Class B Common	3,374,145
R. Michael Mondavi	Class B Common	1,970,285
Marcia Mondovi Borger	Class B Common	1,970,285
Timothy J. Mondavi	Class B Common	1,970,285

      B. The Company is contemplating an underwritten initial public offering of shares of its Class A Common Stock (the “IPO”).

      C. As a result of the Recapitalization and in anticipation of the IPO, the Shareholders and the Company wish to amend the Agreement as provided for herein.

AGREEMENT

      1. The Agreement shall apply to all shares of capital stock of the Company held by the Shareholders (including designated transferees as included in the definition of “Shareholder” in the Agreement), including Class A Common Stock, Class B Common Stock and Series A Preferred Stock. References in the Agreement to “Company stock” shall include all such shares.

     2. Notwithstanding the foregoing, each Shareholder may engage in any of the following transactions without regard to the restrictions on transfer set forth in Section 2 of the Agreement and without being subject to or complying with the options in favor of the Company and the other Shareholders in Section 3 of the Agreement: (i) sell shares of Class A Common Stock (issued upon conversion of Class B Common Stock currently held by such Shareholder) in the IPO, to the extent permitted by the managing underwriters for the IPO; (ii) transfer any shares of the Company stock he or she holds to a charitable institution, or to a trust for the benefit of a charitable institution; or (iii) transfer shares to a spouse, or to a former spouse in connection with a marital property settlement, or permit such spouse or former spouse to retain his or her interest in shares, or engage in any other transaction with such spouse or former spouse as is described in Section 3(a) or 3(b) of the

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Agreement. Any transfer of Class B Common Stock pursuant to clause (iii) above shall be deemed to be made to a “beneficial owner” of Company Stock, and shall therefore not result in automatic conversion to Class A Common Stock pursuant to the Company’s Restated Articles of Incorporation. Any proposed voluntary conversion by a Shareholder of Class B Common Stock into Class A Common Stock pursuant to paragraph D.4(a) of Article III of the Company’s Restated Articles of Incorporation shall be deemed to be a “transfer” within the meaning of Section 3 of the Agreement and shall be subject to the options in favor of the Company and the other Shareholders set forth therein.

     3. After the IPO, “fair market value” of the Class B Common Stock for purposes of the options provided for in Section 3(c) and 3(f) of the Agreement shall be deemed to be the average closing price of the Company’s Class A Common Stock for the 15 trading days immediately prior to the date of the Offering Shareholder’s notice provided for in Section 3(b), as reported on the NASDAQ National Market System or such other listing or exchange as the Class A Common Stock shall then be traded or reported.

     4. Section 3(f) of the Agreement is hereby amended so that any payment thereunder to an Offering Shareholder by the Company or the other Shareholders shall be made as follows: (i) in cash on the closing up to the first one million dollars ($1,000,000) of the purchase price with respect to any proposed transfer or transfers within each calendar year, plus (ii) any amount of the purchase price in excess of one million dollars ($1,000,000) payable in twenty (20) equal quarterly installments of

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principal, together with interest on the unpaid principal balance at the Bank of America prime rate of interest, calculated from the closing and adjusted on each successive anniversary date thereof (such payments to be represented by a promissory note or notes as provided in Section 3(f)).

     5. Section 4 of the Agreement is hereby eliminated in its entirety, and shall be of no further force or effect.

     6. Section 7 of the Agreement is hereby eliminated in its entirety, and shall be of no further force or effect.

     7. Except to the extent specifically provided for in this Amendment, or as necessary to give full effect to the provisions of this Amendment, all provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

/s/ R. Michael Mondavi

R. Michael Mondavi

/s/ Marcia Mondavi Borger

Marcia Mondavi Borger

/s/ Timothy J. Mondavi

Timothy J. Mondavi

/s/ Robert Mondavi

Robert Mondavi

THE ROBERT MONDAVI CORPORATION

By	/s/ Clifford S. Adams

Clifford S. Adams
Chief Operating Officer

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CONSENT OF SPOUSE

     The undersigned, being a spouse of one of the parties to the foregoing First Amendment to Stock Buy-Sell Agreement dated as of March 8, 1993, acknowledges that he/she has read and knows the contents of said Amendment, and hereby agrees to be bound by all of its terms and conditions with respect to any interest which he/she now has, or may hereafter acquire, in the shares of capital stock of The Robert Mondavi Corporation, whether such interest be separate or community property.

/s/ Dorothy Mondavi

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CONSENT OF SPOUSE

     The undersigned, being a spouse of one of the parties to the foregoing First Amendment to Stock Buy-Sell Agreement dated as of March 8, 1993, acknowledges that he/she has read and knows the contents of said Amendment, and hereby agrees to be bound by all of its terms and conditions with respect to any interest which he/she now has, or may hereafter acquire, in the shares of capital stock of The Robert Mondavi Corporation, whether such interest be separate or community property.

/s/ Isabel A. Mondavi

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CONSENT OF SPOUSE

     The undersigned, being a spouse of one of the parties to the foregoing First Amendment to Stock Buy-Sell Agreement dated as of March 8, 1993, acknowledges that he/she has read and knows the contents of said Amendment, and hereby agrees to be bound by all of its terms and conditions with respect to any interest which he/she now has, or may hereafter acquire, in the shares of capital stock of The Robert Mondavi Corporation, whether such interest be separate or community property.

/s/ Thomas P. Borger

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SECOND AMENDMENT

TO

STOCK BUY-SELL AGREEMENT

     This Second Amendment (the “Second Amendment”) to the Stock Buy-Sell Agreement dated as of March 1, 1982, (the “Agreement”), as amended by the First Amendment to the Agreement dated as of March 8, 1993 (the “First Amendment”), is made by and among The Robert Mondavi Corporation, a California corporation, (the “Company”) and the undersigned shareholders of the Company (collectively referred to as the “Shareholders”). The parties to this Second Amendment hereby recite and agree as follows:

RECITALS

     A. The Shareholders now hold the following shares of the Company’s Class A Common Stock, and the Company’s Class B Common Stock, which represents all of the issued and outstanding shares of the Company’s Class B Common Stock, as of the date of this Amendment:

Shareholder	Class or Series of Stock	Number of Shares

Robert G. Mondavi	Class B Common	1,943,177
R. Michael Mondavi	Class B Common	1,681,780
R. Michael Mondavi and Isabel A.
Mondavi	Class A Common	11,000
R. Michael Mondavi and Isabel A.
Mondavi, Trustee of The Mondavi
Living Trust	Class A Common	25,000
Marcia Mondavi Borger	Class B Common	1,628,960
Timothy J. Mondavi	Class B Common	1,691,190
Robert Michael Mondavi, Jr.	Class B Common	10,210
Joseph R. Alcantara, Jr., Trustee FBO
Robert Michael Mondavi, Jr.	Class B Common	40,000
Dina Mondavi	Class B Common	9,910
Joseph R. Alcantara, Jr., FBO Dina
Mondavi	Class B Common	40,000
Thomas P. Borger, Trustee of the
Marcia Mondavi Borger
Children’s Trust FBO Caitlin
Borger	Class B Common	76,120
Thomas P. Borger, Trustee of the
Marcia Mondavi Borger
Children’s Trust FBO Brian	Class B Common	76,120

Shareholder	Class or Series of Stock	Number of Shares

Borger
Marcia Mondavi Borger, Trustee FBO
Carissa Ellen Mondavi	Class B Common	21,005
Marcia Mondavi Borger, Trustee FBO
Chiara Megan Amelia Mondavi	Class B Common	21,005
Marcia Mondavi Borger, Trustee FBO
Carlo Cesare Mondavi	Class B Common	21,005
Marcia Mondavi Borger, Trustee FBO
Dominic Nicholas Anthony John
Mondavi	Class B Common	21,005
Marcia Mondavi Borger, Trustee FBO
Dante John Cesare Mondavi	Class B Common	21,005
Isabel Mondavi	Class B Common	905
Dorothy Mondavi	Class B Common	905
Thomas Borger	Class B Common	905
Holly Mondavi	Class B Common	380

     Although Series A Preferred stock is authorized, there are no issued and outstanding shares of Series A Preferred as of the date of this Amendment.

     B. Pursuant to Section 2(iii) of the First Amendment, Timothy J. Mondavi (“Timothy”) now wishes to transfer shares of Class B Common Stock to Dorothy Mondavi (“Dorothy”), in connection with a marital property settlement between Timothy and Dorothy (the “Settlement”).

     C. Pursuant to Section 2(b)(i) of the Agreement, Timothy and Dorothy wish to transfer shares of the Company’s Class B Common Stock to a trust (the “Trust”) for the five (5) children of the marriage of Timothy and Dorothy. The Settlement provides that Timothy shall retain certain rights with respect to the shares transferred to the Trust.

     D. The Shareholders also wish to provide that if a Shareholder intends to transfer shares of the Company’s Class B Common Stock to a charitable institution or a trust for the benefit of a charitable institution the other Shareholders will have an option to exchange shares of the Company’s Class A Common Stock for the Class B Common Stock before it is transferred. This is to allow the other Shareholders the opportunity to prevent the automatic conversion of the Class B Common Stock upon its transfer provided in the Company’s Articles of Incorporation, and thereby keep more Class B Common Stock in the family.

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     E. For the foregoing reasons, the Shareholders and the Company now wish to amend Sections 2 and 3 of the Agreement as amended by the First Amendment as provided herein.

     F. Except as otherwise provided, all terms used herein shall have the same meaning as in the Agreement and First Amendment.

AGREEMENT

     1. Subsections (a) and (b) of Section 2 of the Agreement, Restrictions on Shares, are hereby amended to read as follows:

“(a) None of the shares of Company stock of any Shareholder nor any right, title, or interest therein, whether now owned or hereafter acquired, shall be sold, assigned, transferred, pledged, or otherwise disposed of or encumbered, voluntarily or involuntarily, or by operation of law, except in accordance with the provisions of this Agreement. (For convenience, the term “transfer” is used hereinafter to refer to any sale, assignment, transfer, pledge, encumbrance or other disposition of shares of Company stock). Any transfer of Company stock contrary to the provisions hereof shall be void.”

“(b) Any other provision hereof notwithstanding, except for Section 3(j), a Shareholder may, without complying with the restrictions hereinbelow, make an inter vivos or testamentary Transfer of some or all of such Shareholder’s Company shares (i) directly to or in trust for one or more of the issue of Robert and Marjorie Mondavi (the term “issue” as used herein shall include children adopted during their minority), (ii) to a trust in which the Shareholder retains a life interest, provided that the sole residuary beneficiaries of the trust are issue of Robert and Marjorie Mondavi; (iii) to a trust in which the Shareholder’s spouse or the spouse of an issue of Robert and Marjorie Mondavi is given a life interest, provided the sole residuary beneficiaries of the trust are issue of Robert and Marjorie Mondavi; (iv) to a spouse, or to a former spouse in connection with a marital property settlement, or permit such spouse or former spouse

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to retain his or her interest in shares, or engage in any other transaction with such spouse or former spouse as is described in Section 3(a) or 3(b) below; or (v) sell shares of Class A Common Stock (issued upon conversion of Class B Common Stock) in the IPO, to the extent permitted by the managing underwriters for the IPO.

In each such case, however, the Company stock so transferred shall be subject to the terms of this Agreement and any other or further transfer of such Company stock shall be permitted only after compliance with all of the restrictions contained herein. Any transfer of Class B Common Stock pursuant to clause (iv) above shall be deemed to be made to a “beneficial owner” of Company stock, and shall therefore not result in automatic conversion to Class A Common Stock pursuant to the Company’s Restated Articles of Incorporation shall be deemed a “transfer” within the meaning of Section 3 of this Agreement and shall be subject to the options in favor of the Company and the other Shareholders set forth herein.”

     2. Subsections (a) and (e) of Section 3 of the Agreement, First Option, as amended by the First Amendment, are hereby amended to read as follows:

“(a) Except as otherwise provided in Section 3(i) hereinbelow, in the event a Shareholder (“Offering Shareholder”) wishes to transfer some or all of his Company shares in any manner not specifically permitted under subparagraph 2(b) above, or if a Shareholder makes a testamentary disposition of any or all of his Company shares, or such Company shares pass by intestacy, in any manner not specifically permitted above, then, and in each such case, such Offering Shareholder (this term to refer also, where applicable, to the transferee under the Offering Shareholder’s will or by the laws of intestacy) shall offer the Company shares in question first to the Company and then to the other Shareholders in the manner hereinafter provided.”

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“(e) For fifteen (15) days after receipt of notice from the Company, each of the other Shareholders shall have an option to purchase his “proportionate part” of the Company shares proposed to be transferred which are not purchased by the Company. “Proportionate part,” as used in this Section 3, shall mean for any of the other Shareholders that number of the Company shares proposed to be transferred which are not purchased by the Company that is equal to the product of the total number of shares proposed to be transferred times the number of shares of Class B Common Stock of the Company (“Class B Common”) owned by such other Shareholder, divided by the total number of shares of Class B Common Stock of the Company (“Class B Common”) owned by such other Shareholder, divided by the total number of shares of Class B Common owned by all of the other Shareholders, provided that if any such Company shares are not purchased by the other Shareholder first entitled thereto (a “declining Shareholder”), the “proportionate part” of each of the other Shareholders shall be calculated without reference to (i) the number shares purchased by such declining Shareholders and (ii) the number of shares of Class B Common owned by such declining Shareholders.

     3. Section 3 of the Agreement, First Option, as amended by the First Amendment, is hereby amended by adding new Sections 3(i) and 3(j) to read as follows:

“(i) Any Shareholder (the “Transferring Shareholder”) may make an inter vivos or testamentary transfer of all or any part of his or her Company shares to a charitable institution or a trust for the benefit of a charitable institution; provided, however, that if the Transferring Shareholder, or his or her representative, intends to so transfer any shares of Class B Common, the Transferring Shareholder shall first offer the other Class B Common Shareholders the option to exchange shares of Class A Common Stock of the Company (“Class A Common”) for such shares of Class B Common in the manner hereinafter provided:

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1)	The Transferring Shareholder, or his or her representative, shall notify (the “Transferor’s Notice”) the Company c/o Company’s General Counsel (the “General Counsel”) at 841 Latour Court, Suite M, Napa, CA 94558, in writing to the Transferring Shareholder’s intention to transfer Class B Common and the number of shares to be transferred; and the General counsel shall notify (the “Company’s Notice”) each of the other Class B Common Shareholders within five (5) days of receipt of the Transferor’s Notice, of the name of the Transferring Shareholder and the number of shares of Class B Common he or she intends to transfer.

2)	Each of the other Class B Common Shareholders shall have an option (the “Exchange Option”), exercisable by giving written notice (the “Exercise Notice”) delivered to the General Counsel within ten (10) days of receipt of the Company Notice, to exchange shares of Class A Common for a part or all of the shares of Class B Common to be transferred. A Shareholder shall state in his or her Exercise Notice the maximum number of shares of Class B Common he or she would like to exercise the Exchange Option for.

3)	Upon receipt of all the Exercise Notices, the General Counsel shall determine the proportionate part of the shares of Class B Common that each of the other Shareholders is entitled to.

Each Shareholder who has requested to exercise his or her Exchange Option with respect to no more than his or her proportionate part shall be notified by the Company to deliver, and the Shareholder shall deliver, to the Company that number of Class A Common share certificates, duly endorsed for transfer, within five (5) days.

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Each Shareholder who has requested to exercise his or her Exchange Option with respect to more than his or her proportionate part shall be notified by the Company to deliver, and the Shareholder shall deliver, to the Company within five (5) days the number of Class A Common share certificates, duly endorsed for transfer, equal to (i) his or her proportionate part, plus (ii) his or her proportionate part of the total number of shares for which any other Shareholder does not exercise his or her Exchange Option, calculated without reference to the number of shares of Class B Common owned by all of such other Shareholders;

Within five (5) days of receiving the Class A Common shares the Company shall notify the Transferring Shareholder of the number of Class B Common shares for which an Exchange Option has been exercised, and the Transferring Shareholder shall deliver to the Company the appropriate Class B Common share certificate(s) or other appropriate transfer documents, duly endorsed for transfer. Upon receipt of the Class B Common share certificates or other appropriate transfer documents, the Company shall deliver to the Transferring Shareholder the Class A Common shares received in exchange for the Class B Common shares; and within five (5) days shall deliver to each of the other Shareholder who exercised an Exchange Option newly issued Class B Common share certificates for his or her proportionate part.

4)	The Transferring Shareholder may transfer, in accordance with the Transferors Notice, any of the Class B Common shares which are not exchanged for Class A Common shares under the foregoing Exchange Options, but in any event the transferee shall take and hold such Class B Common shares

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subject to all of the provisions hereof and in the Articles of Organization of the Company.

5)	Any cash dividend declared but unpaid on shares of Class B Common exchanged by the other Shareholders but having a record date prior to the date of the newly issued Class B Common shares shall belong to the Transferring Shareholder.”

“(j) Notwithstanding the foregoing provisions of Section 2(b) and this Section 3, if any Company shares held by a trust created for the benefit of the five (5) children of the marriage of Timothy J. Mondavi (“Timothy”) and Dorothy Mondavi (“Dorothy”) are to be transferred from the trust in a manner other than to a trust for the benefit of (i) one or more of the issue of the five (5) children of the marriage of Timothy and Dorothy, which trust provides that the beneficiary(ies) may not make any withdrawals from the trust until he or she reaches the age of forty (40), or (ii) the spouse of any of the five (5) children of the marriage of Timothy and Dorothy for life provided that the sole residuary beneficiaries of such trust are issue of Robert and Marjorie Mondavi and that the remainder beneficiary(ies) may not make any withdrawals from the trust until he or she reaches the age of forty (40), then the Offering Shareholder of such shares shall, during Timothy’s lifetime, first offer the shares to Timothy, rather than the Company, to purchase upon the same terms and conditions as provided in this Section 3 for the Company. If within the thirty (30) day option period Timothy does not exercise his first option as to all of the shares, the Offering Shareholder shall, within five (5) days of the expiration of Timothy’s option period, offer such shares to the Company and then to the other Shareholders as otherwise provided in this Section 3.

“If any shares of Class B Common held by a trust created for the benefit of the five (5) children of the marriage of Timothy and Dorothy are to be

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transferred from the trust to a charitable institution, then, during Timothy’s lifetime, the Company shall, within five (5) days of receipt of the Transferor’s Notice from the trust, first notify Timothy, rather than the other Shareholders, that he has an option to exchange Class A Common shares for all of the Class B Common shares to be transferred, upon the same terms and conditions as are otherwise provided in Section 3(i). If within five (5) days Timothy does not exercise this option as to all of the shares, the Company shall send a Company Notice to the other Shareholders (not including Timothy), within five (5) days and offer such shares to the other Shareholders as otherwise provided in Section 3(i) provided however that a Shareholder’s proportionate part shall be calculated without reference to the number of Class B Common shares owned by Timothy.”

4. Subsection (c) of Section 12 of the Agreement, Miscellaneous, is hereby amended to read as follows:

(c) Any notice which may be given by any party in connection herewith shall be in writing and shall be either personally delivered or sent by certified mail, postage prepaid, to all other parties at Robert Mondavi Winery, c/o General Counsel, 841 Latour Court, Suite M, Napa, California 945581, or such other place as a party designates in writing. Addresses of persons becoming Shareholders after the date of this Agreement shall be maintained and available at the corporate offices of the Company.

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      5. Except to the extent specifically provided for in this Second Amendment, or as necessary to give full effect to the provisions of this Second Amendment, all provisions of the Agreement, as amended by the First Amendment shall remain in full force and effect.

     6. This Second Amendment may be signed in any number of counterparts by the parties and shall be valid and binding on each party as if fully executed all on one copy. All counterparts taken together shall be deemed an original of this Second Amendment.

     7. The parties agree that this Second Amendment shall be signed and of binding legal effect as of the date on which the last signatory signs this Second Amendment.

     IN WITNESS WHEREOF, the parties have executed this Second Amendment on the dates indicated next to their signatures below.

COMPANY:

THE ROBERT MONDAVI CORPORATION

Date:		By:	/s/ Mike Borger

		Its:	Senior V.P.

SHAREHOLDERS:

Date: 29 Dec. 1998			/s/ R. Michael Mondavi

R. Michael Mondavi

Date:			/s/ Marcia Mondavi Borger
Marcia Mondavi Borger

Date:	December 22, 1998		/s/ Timothy J. Mondavi
Timothy J. Mondavi

Date:			/s/ Robert Mondavi
Robert Mondavi

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Date:		/s/ Robert Mondavi

Robert Mondavi

Date:	12/29/98	/s/ Robert Michael Mondavi, Jr.
Robert Michael Mondavi, Jr.

Date:		/s/ Joseph R. Alcantara, Jr.,
Joseph R. Alcantara, Jr., Trustee FBO
Robert Michael Mondavi, Jr.

Date:		/s/ Joseph R. Alcantara, Jr.,
Joseph R. Alcantara, Jr., Trustee FBO
Dina Mondavi

Date:		/s/ Dina Mondavi
Dina Mondavi

Date:	Deceber 29, 1998	/s/ Thomas P. Borger
Thomas P. Borger, Trustee of the Marcia
Mondavi Borger Children’s Trust FBO
Caitlin Borger

Date:		/s/ Thomas P. Borger
Thomas P. Borger, Trustee of the Marcia
Mondavi Borger Children’s Trust FBO
Brian Borger

Date:		/s/ Marcia Mondavi Borger, Trustee
Marcia Mondavi Borger, Trustee FBO
Carissa Ellen Mondavi

Date:		/s/ Marcia Mondavi Borger, Trustee
Marcia Mondavi Borger, Trustee FBO
Chiara Megan Amelia Mondavi

Date:		/s/ Marcia Mondavi Borger, Trustee
Marcia Mondavi Borger, Trustee FBO
Carlo Cesare Mondavi

Date:		/s/ Marcia Mondavi Borger
Marcia Mondavi Borger, Trustee FBO
Dominic Nicholas Anthony John Mondavi

Date:		/s/ Marcia Mondavi Borger
Marcia Mondavi Borger, Trustee FBO
Dante John Cesare Mondavi

Date:	12/30/98	/s/ Isabel Mondavi

Isabel Mondavi

Date:		/s/ Dorothy Mondavi
Dorothy Mondavi

Date:		/s/ Thomas Borger
Thomas Borger

Date:	October 5, 1998	/s/ Holly Mondavi
Holly Mondavi

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CONSENT OF SPOUSE

     The undersigned, being a spouse of one of the parties to the foregoing Second Amendment to Stock Buy-Sell Agreement dated as of ________ , 1998, acknowledges that he/she has read and knows the contents of said Second Amendment, and hereby agrees to be bound by all of its terms and conditions with respect to any interest which he/she now has, or may hereafter acquire, in the shares of capital stock of The Robert Mondavi Corporation, whether such interest be separate or community property.

/s/ Margaret Borger Mondavi

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